Filed pursuant to Rule 433
February 21, 2006
Relating to
Pricing Supplement No. 13 dated February 21, 2006 to
Registration Statement No. 333-131266

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Pricing Sheet – February 21, 2006

96% Protected Currency-Linked Notes Due March 2, 2007
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Offering Price:	$1,000 per Note

Aggregate Principal Amount:	$6,500,000. We may increase the aggregate principal amount of the Notes prior to the original issue date but are not required to do so.

Pricing Date:	February 21, 2006

Original Issue Date (Settlement):	March 3, 2006

Maturity:	March 2, 2007

Coupon:	None

Maturity Redemption Amount:	$960+ ($1,000 * Basket Performance Factor * Participation Rate)

Minimum Payment Amount:	$960

Basket, Weighting and Initial
Exchange Rate:	Currency	Weighting	Initial Exchange Rate

	Australian Dollar	25%	.73895
	Canadian Dollar	25%	1.14605
	European Union Euro	25%	1.18995
	British Pound	25%	1.74225

Participation Rate:	150%

Denominations:	$1,000 and integral multiples thereof

CUSIP:	61746SCB3

Issuer Ratings:	Aa3/ A+

Agent:	Morgan Stanley & Co. Incorporated

Price to Public:	Per Note: 100%
Total: $1,000

Agent’s Commissions:	Per Note: 1.25% ($12.50 per Note)
Total: $81,250

Proceeds to Company:	Per Note: 98.75%
Total: $6,418,750

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649.

Preliminary Pricing Supplement No. 13, dated February 2, 2006
Prospectus Supplement Dated January 25, 2006
Prospectus Dated January 25, 2006